EXHIBIT NO. 12
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES


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
                                                  ------------------------------------------------------------------
                                                                      Years Ended December 31,
                                                 ------------------------------------------------------------------
                                                       1998         1997         1996         1995         1994
                                                       ----         ----         ----         ----         ----
                                                                       (Thousands of Dollars)
Earnings, as defined:
  Net income                                      $    399,238  $  388,317   $   391,277  $   372,604  $    313,167
  Fixed charges, as below                              191,832     193,632        204,593      226,833       213,821
  Income taxes, as below                               249,180     225,340        247,405     232,046        180,518
                                                  ------------- -----------  ------------ ------------ -------------
    Total earnings, as defined                    $    840,250  $  807,289   $    843,275 $   831,483  $     707,506
                                                  ============= ===========  ============ ============ =============

Fixed Charges, as defined:
  Interest on long-term debt                      $    169,901  $  163,468   $   172,622  $    187,397 $     183,891
  Other interest                                        11,156       18,743       19,155       25,896         16,119
  Imputed interest factor in rentals-charged
    principally to operating expenses                   10,775       11,421       12,816       13,540        13,811
                                                  ------------- -----------  ------------ ------------ -------------
    Total fixed charges, as defined               $    191,832  $   193,632  $   204,593  $   226,833  $    213,821
                                                  ============= ===========  ============ ============ =============

Earnings Before Income Taxes                      $    648,418  $  613,657   $   638,682  $   604,650  $    493,685
                                                  ============= ===========  ============ ============ =============

Ratio of Earnings Before Income Taxes to Net              1.62         1.58          1.63         1.62          1.58
Income

Income Taxes:
    Income tax expense                                 257,494     233,565       255,630      240,386       188,813
    Included in AFUDC - deferred taxes in
    nuclear fuel amortization and book
    depreciation                                        (8,314)     (8,225)       (8,225)      (8,340)       (8,295)
                                                  ------------- -----------  ------------ ------------ -------------
    Total income taxes                            $    249,180  $   225,340  $   247,405  $   232,046  $     180,518
                                                  ============= ===========  ============ ============ =============

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements                 $      2,967  $    6,052   $      9,609 $      9,609 $       9,609
  Portion deductible for income tax purposes             (312)       (312)         (312)        (312)         (312)
                                                  ------------- -----------  ------------ ------------ -------------
  Preferred dividend requirements not deductible  $      2,655  $    5,740   $      9,297 $      9,297 $       9,297
                                                  ============= ===========  ============ ============ =============

Preferred dividend factor:
    Preferred dividends not deductible times
    ratio of earnings before income taxes to net
    income                                        $      4,301  $    9,069   $     15,154 $    15,061  $      14,689
    Preferred dividends deductible for income
    taxes                                                  312          312           312          312           312
    Fixed charges, as above                            191,832      193,632       204,593      226,833       213,821
                                                  ------------- -----------  ------------ ------------ -------------
      Total fixed charges and preferred
      dividends combined                          $    196,445  $  203,013   $    220,059 $    242,206 $     228,822
                                                  ============= ===========  ============ ============ =============

Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined                                      4.28         3.98         3.83          3.43          3.09

Ratio of Earnings to Fixed Charges                        4.38         4.17         4.12          3.67          3.31
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